Exhibit 99.1

[Logo]
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com



                                                                    NEWS RELEASE


Level 3 Contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518
                  Josh.Howell@Level3.com                   Robin.Grey@Level3.com


                      Level 3 Reports First Quarter Results

                 Company Increases 2006 Communications Revenue;
              2006 and 2007 Consolidated Adjusted OIBDA Projections


First Quarter Financial Highlights

o Consolidated Revenue of $1.27 billion and Communications Revenue of $804 million
o    Net Loss of $168 million, or $0.20 per share
o    Consolidated Adjusted OIBDA of $150 million
o    Total Capital Expenditures of $59 million
o    Consolidated Free Cash Flow of negative $122 million

First Quarter Business Highlights

o Core Communications Services revenue growth of approximately 60 percent over fourth quarter 2005; primarily from a full quarter of WilTel Communications and increased customer demand
o Optical transport sales driven by wireless providers, academic customers, carriers and PTTs
o IP backbone traffic growth of 35 percent primarily from a full quarter of WilTel Communications; traffic exceeds 5.1 petabytes per day
o    Level 3 pricing environment remains stable
o    Closed purchase of Progress Telecom

BROOMFIELD, Colo., April 25, 2006 - Level 3 Communications, Inc. (Nasdaq:LVLT) reported consolidated revenue of $1.27 billion for the first quarter 2006, compared to $944 million for the fourth quarter 2005. Communications revenue was $804 million in the first quarter, versus $400 million for the previous quarter. Information services revenue was $445 million in the first quarter, compared to $526 million for the previous quarter and $466 million for the same quarter last year.

The net loss for the first quarter 2006 was $168 million, or $0.20 per share, compared to a net loss of $169 million, or $0.24 per share, for the previous quarter. Included in the net loss for the first quarter is a gain of $27 million, or $0.03 per share, associated with the company's $692 million private debt exchange offers completed in January 2006. Included in the net loss for the fourth quarter was income of approximately $49 million, or $0.07 per share, associated with the gain from the sale of Level 3's (i)Structure subsidiary on November 30, 2005, and the results of its operations through the closing date of the sale.

Consolidated Adjusted OIBDA(1) was $150 million in the first quarter 2006, compared to previously increased projections of $140 million to $150 million and $98 million for the previous quarter.

"Our solid first quarter results reflect ongoing positive trends in our Core Communications Services business due to the benefit of a full quarter of revenue from the WilTel transaction, growth in customer demand and lower than expected expenses associated with the WilTel integration," said James Q. Crowe, CEO of Level 3. "We believe that these positive trends bode well for our business going forward."

First Quarter 2006 Financial Results

Metric                                             Consolidated   First Quarter
($ in millions)                                    First Quarter  Projections(2)
                                                   Results(1)

         Core Communications                     $389              $360 - $370
         Other Communications                    $123              $115 - $120
         SBC Contract Services                   $292              $285 - $295
     Total Communications Revenue                $804              $760 - $785
     Information Services Revenue                $445
     Other Revenue                               $18
Total Consolidated Revenue                       $1,267
Consolidated Adjusted OIBDA (2)(3)(5)            $150              $140-$150
Capital Expenditures                             $59
Unlevered Cash Flow (5)                          $(12)
Free Cash Flow (5)                               $(122)
Communications Gross Margin (5)                  51%               ~50%
Communications Adjusted OIBDA Margin (4)(5)      18%               Mid-teens

(1) Consolidated results for the first quarter include approximately $2 million of revenue and approximately $1 million of Adjusted OIBDA from Progress Telecom for March 20, 2006, through March 31, 2006.
(2)  Projections issued February 7, 2006, and updated March 28, 2006.
(3) Consolidated Adjusted OIBDA excludes $15 million in non-cash compensation expense and $3 million of non-cash impairment charges.
(4) Communications Adjusted OIBDA Margin excludes $14 million in non-cash compensation and $3 million of non-cash impairment charges.
(5) See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Communications Business

Revenue

Communications revenue for the first quarter 2006 was $804 million, versus $400 million for the previous quarter.

Core Communications Services which includes transport and infrastructure, wholesale IP and Data, Voice and Vyvx, experienced growth primarily due to the inclusion of a full quarter of WilTel Communications revenue as well as quarter over quarter growth in Core Communications Services primarily from dark fiber, colocation, voice and wholesale IP revenue. In addition, revenue from Progress Telecom was approximately $2 million.

Other Communications Services which includes managed modem, related reciprocal compensation and managed IP services declined to $123 million primarily as a result of a decline in managed modem revenue.

                                               Quarter ended    Quarter ended
                                              March 31, 2006     December 31,
Communications Revenue                                   (1)         2005 (2)            Percent
($ in millions)                                                                           Change

   Transport and Infrastructure                         $198             $150                32%
   Wholesale IP and Data                                 $64              $52                23%
   Voice                                                 $98              $38               158%
   Vyvx                                                  $29               $3     Not Meaningful
Total Core Communications Services                      $389             $243                60%

Other Communications Services                           $123             $131               (6%)

SBC Contract Services                                   $292              $25     Not Meaningful

     Termination Revenue                                  $0               $1     Not Meaningful

Total Communications Revenue                            $804             $400               101%


(1) First quarter 2006 includes $2 million of revenue from Progress Telecom from March 20, 2006, through March 31, 2006.
(2)  Fourth   Quarter   2005   includes  $38  million  in  revenue  from  WilTel
     Communications from December 23, 2005, through December 31, 2005.

The communications deferred revenue balance was $922 million at the end of the first quarter 2006, compared to $936 million at the end of the fourth quarter. The decline in communications deferred revenue quarter over quarter is a result of the amortization of previously recognized deferred revenue balances partially offset by deferred revenue from Progress Telecom and new transactions in the quarter.

Cost of Revenue

Communications cost of revenue for the first quarter 2006 was $396 million, versus $125 million in the previous quarter. Cost of revenue increased during the quarter primarily due to the inclusion of a full quarter of expenses related to the WilTel Communications business.

Communications gross margin(1) was 51 percent for the first quarter, versus 69 percent for the fourth quarter. The decrease in communications gross margin is primarily attributable to the lower gross margin revenue from WilTel Communications.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $274 million for the first quarter 2006, versus $213 million for the previous quarter. Communications SG&A expenses for the first quarter increased primarily due to the inclusion of a full quarter of expenses related to the WilTel Communications business and includes approximately $14 million of non-cash compensation expense. First quarter Communications SG&A benefited from a $7 million property tax benefit. Fourth quarter Communications SG&A expenses include $19 million of non-cash compensation expense.

Adjusted Operating Income Before Depreciation and Amortization (OIBDA)
Adjusted OIBDA(1) for the communications business increased to $147 million for the first quarter 2006, compared to $85 million for the previous quarter,
primarily   as  a  result  of  the   inclusion  of  a  full  quarter  of  WilTel
Communications.

Communications Adjusted OIBDA margin(1) was 18 percent for the first quarter 2006, versus 21 percent in the previous quarter.

Communications Adjusted OIBDA in the first quarter includes $1 million in cash restructuring charges associated with reductions in force as part of the WilTel Communications transaction and excludes a $3 million non-cash asset impairment charge, and $14 million of non-cash compensation expense. Fourth quarter 2005 Communications Adjusted OIBDA includes a $4 million cash lease termination benefit, excludes a $3 million non-cash asset impairment charge and $19 million of non-cash compensation expense.

Information Services Business
The company's information services business consists of the results from the Software Spectrum subsidiary.

Revenue and Adjusted  Operating  Income  Before  Depreciation  and  Amortization
(OIBDA)
Information services revenue was $445 million for the first quarter 2006. This compares to revenue of $526 million for the previous quarter and $466 million for the same period last year. Information services Adjusted OIBDA(1) was $3 million for the first quarter, which includes $1 million in cash restructuring charges related to business solution partnering agreements and excludes $1 million in non-cash compensation expense; and compares to information services Adjusted OIBDA of $13 million in the previous quarter, which excludes $3 million in non-cash stock compensation expense. For the same period last year, information services Adjusted OIBDA was $5 million and excludes $1 million in non-cash stock compensation expense.

"Software Spectrum performed well in the first quarter due to continued growth in the mid-market customer segment," said Charles C. Miller, vice chairman of Level 3. "Revenue declined quarter over quarter due to typical seasonality."

Other Businesses
The company's other businesses consist primarily of coal mining operations.

Revenue and Adjusted OIBDA
Revenue from other businesses was $18 million in both the first quarter 2006 and fourth quarter 2005. Other businesses contributed zero Consolidated Adjusted OIBDA(1) in the first quarter 2006 and in the fourth quarter 2005.

Consolidated Cash Flow and Liquidity
During the first quarter 2006, Unlevered Cash Flow(1) was negative $12 million, the same as the fourth quarter 2005. Consolidated Free Cash Flow for the first quarter was negative $122 million, versus negative $160 million for the previous quarter.

As of March 31, 2006, the company had cash and marketable securities of approximately $992 million compared to approximately $862 million at December 31, 2005. Pro forma for the issuance of an additional $300 million of aggregate principal amount of 12.25% Senior Notes due 2013 in April 2006, the company had cash and marketable securities of approximately $1.3 billion at March 31, 2006.

Pricing and Customers
"Our pricing environment remains favorable, and we are focused on continuing to execute best pricing practices," said Kevin O'Hara, president and COO of Level
3. "On a blended basis, our lit transport services continue to experience volume increases and generally stable pricing quarter over quarter. Pricing continues to vary by line speed, segment, and the complexity of the solutions delivered to the customer. The average closing price for our high-speed IP service has generally remained flat quarter over quarter.

"Our first quarter Core Communications Services revenue growth was driven primarily by incremental demand from wireless providers, carriers, cable companies and satellite/content distributors."

Corporate Transactions

Mergers and Acquisitions
The company closed its previously announced acquisition of Progress Telecom on March 20, 2006, for consideration of approximately 19.7 million shares of unregistered Level 3 common stock and $68.5 million in cash, subject to final purchase price and working capital adjustments. As a consequence of the completion of the acquisition of Progress Telecom, the company is in the process of completing its purchase accounting adjustments to the consolidated balance sheet. As a result, the consolidated balance sheet at March 31, 2006, will be included in the company's Form 10-Q, which the company expects to file next month.

On April 17, 2006, the company announced a definitive agreement to purchase all of the issued and outstanding common stock of ICG Communications, Inc. for $163 million of consideration, $127 million of unregistered shares of Level 3 common stock and $36 million of cash. The purchase price is subject to working capital adjustments. The transaction is expected to close in mid-2006 and is subject to customary closing conditions, including certain state and federal approvals.

Pursuant to the terms of the WilTel Communications purchase agreement, Level 3 received $27 million in cash from Leucadia National Corporation in April for post-closing working capital and other adjustments.

Integration Update
"During the quarter, the company made significant progress on the WilTel integration," said O'Hara. "The IP backbones of each network are now fully interconnected, and we've migrated a portion of the WilTel IP traffic to the Level 3 IP backbone. Operating expense reduction targets are on track and we are ahead of our expectations with respect to overall timing and cost savings.

"With the closing of Progress Telecom, Level 3 is in the midst of completing integration planning and expects to commence integration work shortly.

"Regarding our recent announcement to acquire ICG Communications, integration is expected to begin shortly after the closing of the transaction.

"With the WilTel integration proceeding better than expected and given our plans for the integration for Progress Telecom and ICG Communications, we are confident in our ability to continue to provide our customers with excellent service and an increasingly expanded portfolio of services and network reach."

Completion of Private Offering of New Senior Notes
In March 2006, the company completed a private offering of $400 million aggregate principal amount of senior notes consisting of $150 million aggregate principal amount of Floating Rate Senior Notes due 2011 and $250 million aggregate principal amount of 12.25% Senior Notes due 2013 to qualified institutional buyers. In April 2006, the company completed an additional offering of $300 million aggregate principal amount of the 12.25% Senior Notes due 2013.

2006 Business Outlook

Communications Revenue
"With the first full quarter of the combined operations behind us and with expected revenue from ICG Communications later this year, we continue to expect solid revenue growth in our Core Communications Services and have therefore increased our projections for 2006," said Crowe.

"We are pleased with the continuing positive trends in our Core Communications Services business over the last few quarters and remain cautiously optimistic that these trends will continue. As previously discussed, we continue to expect a ramp down in revenue from the SBC Contract Services going forward. While the timing of SBC's migration of traffic from the WilTel Communications network is difficult to project, the take-or-pay contract, which specifies a minimum gross margin commitment, gives us confidence with respect to its overall contribution over the next few years."

                                                          Second
Metric                                                    Quarter Projections       2006
($ in millions)                                                                     Full Year Projections

Core Communications Services revenue                      $415 - $425               $1,650 - $1,800 (1)
Other Communications Services revenue                     $115 - $120               $400 - $450
SBC Contract Services                                     $285 - $295               $950 - $1,000
Total Communications Revenue                              $815 - $840               $3,000 - $3,250 (1)
Consolidated Adjusted OIBDA                               $170 - $190               $640 - $690
Communications Adjusted OIBDA Margin                      ~20%                      ~20%
Consolidated Capital Expenditures                         N/A                       $320 - $360
Net Cash Interest Expense                                 N/A                       $520

(1)      Assumes ICG Communications closes mid-2006.

Adjusted OIBDA
"As a result of our better than expected first quarter communications revenue, our improved revenue and expense outlook for the balance of the year and the acquisition of ICG Communications, we now expect Consolidated Adjusted OIBDA to be $640 million to $690 million in 2006, compared to our previous projections of $600 million to $650 million," said Sunit S. Patel, chief financial officer of Level 3. "We are also increasing our 2007 Consolidated Adjusted OIBDA projections to $680 million to $740 million from our previously issued projections of $650 million to $700 million.

"Communications Adjusted OIBDA margin is expected to be approximately 20 percent for the full year 2006 as a result of better than expected communications revenue and associated expenses together with the pending acquisition of ICG Communications."

Summary
"As evidenced by this quarter's results, we continue to believe that Level 3 is very well positioned to benefit from visibly improving industry conditions," said Crowe.

Conference Call and Web site Information

Level 3 will hold a conference call to discuss the company's first quarter results at 10 a.m. EDT today. To join the call, please dial 612-332-0806. A live broadcast of the call can also be heard on Level 3's Web site at www.level3.com. An audio replay of the call will be accessible on the company's Web site or by dialing 320-365-3844; access code 825199. An archived webcast of the first quarter conference call together with the press release, financial statements, historical financial supplement and non-GAAP reconciliations may also be accessed at www.level3.com.

About Level 3 Communications
Level 3 (Nasdaq: LVLT), an international communications and information services company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

Level 3 offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery and advertising distribution solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.

Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum's reliance on financial incentives, volume discounts and marketing funds from software publishers; and reducing downward pressure of Software Spectrum's margins as a result of the use of volume licensing and maintenance agreements. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

1) Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted OIBDA, communications gross margin, Communications Adjusted OIBDA margin, unlevered cash flow and consolidated free cash flow. The following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Cost of revenue also includes satellite transponder lease costs, package delivery costs and blank tape media costs attributable to the video business.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company's network.

COMMUNICATIONS GROSS MARGIN ($ in millions)
                                               Q405         Q106
Communications Revenue                         $400         $804
Communications Cost of Revenue                 $125         $396
Communications Gross Margin ($)                $275         $408
Communications Gross Margin (%)                 69%          51%


Consolidated Adjusted OIBDA is defined as operating income from the consolidated condensed statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.

Communications Adjusted OIBDA Margin is defined as Communications Adjusted OIBDA divided by communications revenue.

Management believes that Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the company's internal reporting and are indicators of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins to compare the company's performance to that of its competitors. Consolidated Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company's adoption of the expense recognition provisions of SFAS No. 123R. Additionally, Consolidated Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company's capitalization and tax structures. Consolidated Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted OIBDA
Three Months Ended March 31, 2006                            Communications  Information                 Con-
($ in millions)                                                                Services       Other     solidated
Net Earnings/(Loss)                                             ($166)           ($2)          $--       ($168)
Income Tax (Benefit)/Expense                                     ($1)             $1           $--         $--
Plus Other (Income)/Expense                                      $111             $--          ($1)       $110
Operating Income/(Loss)                                          ($56)           ($1)          ($1)       ($58)
Plus Non-Cash Impairment Charge                                   $3              $--          $--         $3
Plus Depreciation and Amortization Expense                       $186             $3            $1        $190
Plus Non-Cash Stock Compensation Expense                          $14             $1           $--         $15
Consolidated Adjusted OIBDA                                      $147             $3           $--        $150


Consolidated Adjusted OIBDA
Three Months Ended December 31, 2005                         Communications  Information                 Con-
($ in millions)                                                                Services       Other     solidated
Net Earnings/(Loss)                                             ($225)            $57          ($1)      ($169)
(Income) Loss from Discontinued Operations                        $--            ($49)         $--        ($49)
Income Tax (Benefit)/Expense                                      $1              $2            $1         $4
Plus Other (Income)/Expense                                      $127            $(2)          ($1)       $124
Operating Income/(Loss)                                          ($97)            $8           $(1)       ($90)
Plus Non-Cash Impairment Charge                                   $3              $--          $--         $3
Plus Depreciation and Amortization Expense                       $160             $2            $1        $163
Plus Non-Cash Stock Compensation Expense                          $19             $3           $--         $22
Consolidated Adjusted OIBDA                                       $85             $13          $--         $98


Consolidated Adjusted OIBDA
Three Months Ended March 31, 2005                            Communications  Information                 Con-
($ in millions)                                                                Services       Other     solidated
Net Earnings/(Loss)                                              ($79)            $1            $1        ($77)
(Income) Loss from Discontinued Operations                        $--             $--          $--         $--
Income Tax (Benefit)/Expense                                      $--             $--          $--         $--
Plus Other (Income)/Expense                                      $105             $--          ($1)       $104
Operating Income/(Loss)                                           $26             $1           $--         $27
Plus Depreciation and Amortization Expense                       $165             $3            $1        $169
Plus Non-Cash Stock Compensation Expense                          $10             $1           $--         $11
Consolidated Adjusted OIBDA                                      $201             $5            $1        $207



Communications Adjusted OIBDA Margin
($ in millions)                             Q405           Q106
Communications Revenue                      $400           $804
Communications Adjusted OIBDA                $85           $147
Communications Adjusted OIBDA Margin         21%           18%



Projected Consolidated Adjusted OIBDA                       Consolidated
Three Months Ended June 30, 2006                               Range
($ in millions)
                                                    Low                     High
Net Earnings/(Loss)                                ($200)                  ($170
Plus Other (Income)/Expense                         $155                    $150
Operating Income/(Loss)                            ($45)                   ($20)
Plus Depreciation and Amortization Expense          $200                    $190
Plus Non-Cash Stock Compensation Expense            $15                     $20
Consolidated Adjusted OIBDA                         $170                    $190

Projected Consolidated Adjusted OIBDA            Consolidated
Twelve Months Ended December 31, 2006               Range
($ in millions)
                                         Low                     High
Net Earnings/(Loss)                     ($800)                  ($740)
Plus Other (Income)/Expense              $570                    $560
Operating Income/(Loss)                 ($230)                  ($180)
Plus Depreciation and Amortization Expen $810                    $790
Plus Non-Cash Stock Compensation Expense $60                     $80
Consolidated Adjusted OIBDA              $640                    $690


Projected Consolidated Adjusted OIBDA                 Consolidated
Twelve Months Ended December 31, 2007                    Range
($ in millions)
                                              Low                     High
Net Earnings/(Loss)                          ($795)                  ($685)
Plus Other (Income)/Expense                   $650                    $620
Operating Income/(Loss)                      ($145)                  ($65)
Plus Depreciation and Amortization Expense    $760                    $720
Plus Non-Cash Stock Compensation Expense      $65                     $85
Consolidated Adjusted OIBDA                   $680                    $740

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less net capital expenditures, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended March 31, 2006                                        Consolidated Free
($ in millions)                                    Unlevered Cash Flow       Cash Flow
Net Cash Used In Operating Activities                     ($63)                ($63)
Capital Expenditures, net                                 ($59)                ($59)
Cash Interest Paid                                        $119                  N/A
Interest Income                                           ($9)                  N/A
Total                                                     ($12)               ($122)



UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended December 31, 2005                                     Consolidated Free
($ in millions)                                    Unlevered Cash Flow       Cash Flow
Net Cash Used In Operating Activities                     ($91)                ($91)
Capital Expenditures, net                                 ($69)                ($69)
Cash Interest Paid                                        $158                  N/A
Interest Income                                           ($10)                 N/A
Total                                                     ($12)               ($160)


[Logo]

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
                                   (unaudited)
                                                                        Three Months Ended
                                                                    March 31,     December 31,      March 31,
(dollars in millions, except per share data)                           2006           2005            2005

Revenue:
   Communications                                                          $ 804           $ 400           $ 510
   Information Services                                                      445             526             466
   Other                                                                      18              18              17
                                                                              --              --              --
Total Revenue                                                              1,267             944             993

Costs and Expenses:
   Cost of revenue                                                           817             616             558
   Depreciation and amortization                                             190             163             169
   Selling, general and administrative, including non-cash
     compensation of $15, $22, and $11, respectively                         313             256             224
   Restructuring charges, including non-cash impairment
     charges of $3, $3 and $-, respectively                                    5              (1)             15
                                                                               -              --              --
Total Costs and Expenses                                                   1,325           1,034             966
                                                                           -----           -----             ---

Operating Income (Loss)                                                      (58)            (90)             27

Other Income (Loss), net:
   Interest income                                                             9              10               4
   Interest expense                                                         (150)           (139)           (114)
   Other income                                                               31               5               6
                                                                              --               -               -

Other Income (Loss)                                                         (110)           (124)           (104)
                                                                            ----            ----            ----

Loss from Continuing Operations Before Income Taxes                         (168)           (214)            (77)

Income Tax Expense                                                             -              (4)              -
                                                                              --              --              --

Loss from Continuing Operations                                             (168)           (218)            (77)

Loss from Discontinued Operations                                              -               -               -

Gain on Sale of Discontinued Operations                                        -              49               -
                                                                              --              --              --
                                                                               -              49               -
                                                                              --              --              --
Net Loss                                                                  $ (168)         $ (169)          $ (77)
                                                                          ======          ======           =====
Basic Loss per Share:
   Loss from continuing operations                                       $ (0.20)        $ (0.31)        $ (0.11)
   Income (loss) from discontinued operations                                  -            0.07               -
                                                                              --            ----              --
   Net loss                                                              $ (0.20)        $ (0.24)        $ (0.11)
                                                                         =======         =======         =======

Weighted Average Shares Outstanding (in thousands):
   Basic                                                                 821,918         713,028         699,332
                                                                         =======         =======         =======

          (c) 2006 by Level 3 Communications, Inc. All rights reserved.

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (unaudited)

                                                                                   Three Months Ended
                                                                                March 31,    December 31,    March 31,
(dollars in millions)                                                             2006           2005          2005

Cash Flows from Operating Activities:
    Net loss                                                                         $ (168)        $ (168)        $ (77)
      Income from discontinued operations                                                 -            (49)            -
                                                                                         --            ---            --
      Loss from continuing operations                                                  (168)          (217)          (77)
    Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
       Depreciation and amortization                                                    190            163           169
       Non-cash impairment expenses                                                       3              3             -
       Loss (gain) on sale of property, plant and equipment, and other assets            (1)             1            (1)
       Gain on extinguishment of debt, net                                              (27)             -             -
       Non-cash compensation expense attributable to stock awards                        15             22            11
       Deferred revenue                                                                 (47)            30          (174)
       Amortization of debt issuance costs                                                4              4             4
       Accreted interest on discount debt                                                 9              5            17
       Accrued interest on long-term debt                                                18            (28)           15
       Changes in working capital items net of amounts acquired:
          Receivables                                                                   140           (166)          101
          Other current assets                                                           25            (12)           21
          Payables                                                                     (169)           111          (118)
          Other current liabilities                                                     (50)            (1)          (24)
       Other                                                                             (5)            (6)           (3)
                                                                                         --             --            --
Net Cash Used in Operating Activities                                                   (63)           (91)          (59)

Cash Flows from Investing Activities:
    Capital expenditures, net                                                           (59)           (69)          (60)
    Proceeds from sale of property, plant and equipment                                   2              1             1
    Proceeds from sale and maturity of marketable securities                              -            405            50
    Decrease (increase) in restricted cash and securities, net                          (12)             4            (1)
    WilTel acquisition, net of cash received                                              -           (369)            -
    Progress Telecom acquisition                                                        (70)             -             -
                                                                                        ---             --            --
Net Cash Used in Investing Activities                                                  (139)           (28)          (10)

Cash Flows from Financing Activities:
    Long-term debt borrowings, net of issuance costs                                    379              -             -
    Purchases and payments on long-term debt, including current portion                 (51)             -           (25)
                                                                                        ---             --           ---
Net Cash Provided by (Used In) Financing Activities                                     328              -           (25)

Net Cash Provided by Discontinued Operations                                              -             80            (8)

Effect of Exchange Rates on Cash                                                          2              1            (5)
                                                                                          -              -            --

Net Change in Cash and Cash Equivalents                                                 128            (38)         (107)

Cash and Cash Equivalents at Beginning of Period                                        452            490           443
                                                                                        ---            ---           ---

Cash and Cash Equivalents at End of Period                                            $ 580          $ 452         $ 336
                                                                                      =====          =====         =====

Supplemental Disclosure of Cash Flow Information:
    Cash interest paid                                                                $ 119          $ 158          $ 78

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities        $ 992          $ 862         $ 626

           (c) 2006 by Level 3 Communications, Inc. All rights reserved.